Exhibit 2(b)

                          SCUDDER CASH INVESTMENT TRUST
                                SCUDDER GNMA FUND
                               SCUDDER INCOME FUND
                            SCUDDER INVESTMENT TRUST
                        SCUDDER U.S. TREASURY MONEY FUND

                        SCUDDER CALIFORNIA TAX FREE TRUST
                             SCUDDER MUNICIPAL TRUST
                          SCUDDER STATE TAX FREE TRUST
                           SCUDDER TAX FREE MONEY FUND
                          SCUDDER TAX FREE TARGET FUND

         On August 13, 1991, the Trustees of each of the aforementioned Funds adopted the following resolution amending the By-Laws of each Fund:

                                   ARTICLE IV

                                    TRUSTEES

            Section 1. Meetings of the Trustees. The Trustees may in their discretion provide for regular or stated meetings of the Trustees. Notice of regular or stated meetings need not be given. Meetings of the Trustees other than regular or stated meetings shall be held whenever called by the President, or by any one of the Trustees, at the time being in office. Notice of the time and place of each meeting other than regular or stated meetings shall be given by the Secretary or an Assistant Secretary or by the officer or Trustee calling the meeting and shall be mailed to each Trustee at least two days before the meeting, or shall be telegraphed, cabled, or wirelessed to each Trustee at his business address, or personally delivered to him at least one day before the meeting. Such notice may, however, be waived by any Trustee. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him. A notice or waiver of notice need not specify the purpose of any meeting. Meetings can be held in conjunction with investment companies having the same investment adviser or an affiliated investment adviser. The Trustees may meet by means of a telephone conference circuit or similar communications equipment; participation by such means shall constitute presence in person at such meeting and shall be deemed to have occurred at a place designated by the Trustees at the meeting. Any action required or permitted to be taken at any meeting of the Trustees may be taken by the Trustees without a meeting if all the Trustees consent to the action in writing and the written consents are filed with the records of the Trustees' meetings. Such consents shall be treated as a vote for all purposes.

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